Exhibit 99

Titan Wheel Corporation of Illinois signs three-year
wheel supply agreement with Deere & Company

Quincy, IL. - December 1, 2004 - Titan International, Inc. (NYSE: TWI) announced that subsidiary Titan Wheel Corporation of Illinois signed a wheel supply agreement with Deere & Company on December 1, 2004. The agreement provides Deere with wheel pricing for three years, with the exception of raw material price increases or decreases that will be passed on to Deere.

“This is a very beneficial contract for both companies. Deere is ensured uninterrupted wheel supply and agreed upon pricing. In exchange, Titan will receive minimum order quantities and more accurate forecasting from Deere to increase productivity,” stated Maurice Taylor Jr., Titan president and CEO. “We congratulate the Deere team led by Chairman and CEO Robert Lane on their record year, and the outlook for 2005 remains positive. Titan looks forward to growing with Deere and the rest of the agricultural and construction markets.”

Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.

Contact: Lisa Ross
Communications Coordinator
(217) 221-4489